SHARE PURCHASE AND TRANSFER AGREEMENT by and between voestalpine High Performance Metals GmbH FN 78568 t Donau-City-Straße 7 1220 Vienna (the "Seller") on the one hand and Kadant Holdings GmbH FN 670210 d Hegelgasse 13 1010 Vienna (the "Purchaser") on the other hand as follows:

2/47 TABLE OF EXHIBITS ................................................................................................................................... 3 1. DEFINITIONS AND INTERPRETATION ............................................................................................. 4 2. RECITALS ........................................................................................................................................... 13 3. SALE AND PURCHASE AND TRANSFER OF THE SHARE AND GP-SHARE .......................... 14 4. PURCHASE PRICE AND PAYMENT ................................................................................................ 14 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER ...................................................... 19 6. INDEMNIFICATION ............................................................................................................................ 19 7. TAX INDEMNITY ................................................................................................................................. 25 8. CUSTOMER WARRANTY CLAIMS INDEMNITY ............................................................................ 29 9. VOESTALPINE EQUITY PLAN INDEMNITY AND VARIABLE EMPLOYMENT PAYMENT INDEMNITY .......................................................................................................................................... 30 10. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ......................................... 32 11. SELLER'S CONDUCT PRIOR TO CLOSING .............................................................................. 32 12. AGREEMENTS TO BE TERMINATED OR EXECUTED BETWEEN SIGNING AND CLOSING 33 13. CLOSING ......................................................................................................................................... 37 14. USE OF VOESTALPINE GROUP'S DESIGNATIONS ................................................................ 40 15. CLOSING DATE ACCOUNTS ....................................................................................................... 40 16. ACCESS TO INFORMATION; BOOKS AND RECORDS ........................................................... 41 17. NON-COMPETITION ...................................................................................................................... 42 18. CONFIDENTIALITY ........................................................................................................................ 43 19. COSTS AND EXPENSES .............................................................................................................. 43 20. GOVERNING LAW AND DISPUTE RESOLUTION ..................................................................... 44 21. LAND TRANSFER (AUSLÄNDERGRUNDERWERB) ................................................................ 44 22. FINAL PROVISIONS ...................................................................................................................... 44

3/47 Table of Exhibits Exhibit 4.1.1 Calculation Purchase Price Exhibit 4.1.4 Template Purchase Price Documentation Exhibit 5 Representations and Warranties of the Seller Exhibit 8.1 Selected Products Exhibit 10 Representations and Warranties of the Purchaser Exhibit 12.4 Surviving Inter-Company Agreements Exhibit 12.5 Transitional Service Agreement Exhibit 12.6 Framework Service Agreement Exhibit 12.8 List of Insurance Policies Exhibit 12.9 IT Asset Sale and Transfer Agreement Exhibit 12.10 Supply Agreement Exhibit 13.5.3 Closing Memorandum Exhibit 17.2 List of key employees Exhibit 18.1 Press Releases (Agreed Form)

4/47 1. Definitions and Interpretation 1.1 Definitions In this Agreement and the Exhibits to it the words and expressions set out in this Clause 1.1 shall have the meanings set out opposite them hereinafter. ABGB means the Austrian General Civil Code (Allgemeines Bürgerliches Gesetzbuch) as amended from time to time. Accounting Principles has the meaning set out in Clause 4.1.4. Affiliate means with regard to any Person a Person that (i) directly or indirectly controls such Person, (ii) is controlled by such Person or (iii) is under common control of (among others) such Person; for the purposes hereof "control" means holding a majority of the voting or beneficial/economic rights in another Person, or having the right to appoint or remove a majority of its board of directors, or holding the majority of the voting rights or beneficial/economic rights in a Person under an agreement with other parties, or to determine the business policy of a company, in each case whether directly or indirectly through one or more companies. Agreement means this share purchase and transfer agreement. Austrian GAAP means Austrian generally accepted accounting principles as set forth by the UGB, in particular but not limited to, the principle of balance sheet continuity, applied consistently with past practice. BAO means the Austrian Federal Tax Code (Bundesabgabenordnung) as amended from time to time. Business means the processing of steel, in particular special steel and other materials by hot forming and cold forming, into products of all kinds, in particular special profiles in the form of an industrial enterprise as well as the distribution of these goods in each case as currently conducted by the Target Company. Business Day means a day when banks are open for business to the general public in Vienna, Austria. Cap has the meaning set out in Clause 6.6.

5/47 Cash Pooling has the meaning set out in Clause 12.1.1. CIT Group has the meaning set out in Clause 12.3.2 . Closing has the meaning set out in Clause 13.1. Closing Conditions has the meaning set out in Clause 13.2.1. Closing Date has the meaning set out in Clause 13.1. Closing Date Accounts has the meaning set out in Clause 4.1.3 Closing Memorandum has the meaning set out in Clause 13.5.3. Closing Statement has the meaning set out in Clause 4.1.3. Conversion has the meaning set out in Clause 6.1.7. Customer Warranty Claim has the meaning set out in Clause 8.1. Customer Warranty Claim Indemnification Period has the meaning set out in Clause 8.5. Customer Warranty Claim Indemnity has the meaning set out in Clause 8.1. Data Room means the electronic data rooms "NOVA" and "NOVA Clean Team/Clean Room", as operated by Datasite (including Q&A) from 14.11.2025 (14 November 2025) until appr 11:10 am CET on 27.01.2025 (27 January 2025) for the purpose of the review of the Data Room as conducted by the Purchaser and its advisers, including without limitation the technical, IP, commercial, tax, financial, environmental and legal review, as contained in the downloadable archive of the Data Room and as made available to the Purchaser on two USB drives (one containing the data room "NOVA" and one containing the data room "NOVA Clean Team/Clean Room") to be delivered to the Purchaser by the Seller on the Signing Date and one copy of each USB drive to be handed over to a notary for storage. De Minimis Amount has the meaning set out in Clause 6.5. Disclosed Materials means any and all information included in this Agreement or the Exhibits hereto and the documents and information made available to the Purchaser or its Representatives in the Data Room or otherwise disclosed to the Purchaser

6/47 and its Representatives (e.g., in expert sessions, management presentations, site-visits, etc) provided that such information is documented on the USB drives to be delivered to the Purchaser by the Seller on the Signing Date as well as one copy of each USB drive also handed over to a notary for storage. Encumbrance means any mortgage, pledge, lien option, right of pre- emption or right of first refusal. Enterprise Value has the meaning set out in Clause 4.1.1. EUR means the Euro, the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty. Exhibit means an exhibit to this Agreement. Factoring has the meaning set out in Clause 12.2. Final Purchase Price Documentation has the meaning set out in Clause 4.3.1 Framework Service Agreement shall have the meaning as set out in Clause 12.6 Fundamental Warranties means the representations stated in Clauses 5.1.2, 5.1.8 (Capacity), 5.1.5, 5.1.6 (Solvency), 5.2.2 to including 5.2.6, 5.22, 5.23, 5.25, 5.26 and 5.29 (unencumbered Title) of Exhibit 5. Fundamental Warranties Purchaser means the representations stated in Clauses 10.4.3, 10.4.4 (Capacity) and 10.4.2 (Solvency) of Exhibit 10. GAAP Accounts has the meaning set out in Clause 7.11.1 GP-Co means voestalpine BÖHLER Profil VerwaltungsGmbH with its corporate seat in Sonntagberg, Austria, and business address at Waidhofnerstraße 8, 3333 Bruckbach, registered with the commercial register of the Regional Court St. Pölten (Landesgericht St. Pölten) under FN 667223 k. GP-Share has the meaning set out in Clause 2.4. GP-Share Purchase Price has the meaning set out in Clause 4.4.

7/47 HR Service Agreement has the meaning set out in Clause 12.7. IFRS means the International Financial Reporting Standards as issued by the IFRS Foundation and the International Accounting Standards Board. Intellectual Property means patents, trademarks, logos, trade and business names, know how (i.e. technical information, formulas, processes, methods, designs, specifications) internet domain names as well as rights in domain names and URLs, in each case whether registered or unregistered. Inter-Company Agreements means agreements or arrangements between (i) the Target Company on the one hand and (ii) the Seller and/or any of its Affiliates on the other hand as listed in Exhibit 12.4. IT Assets has the meaning set out in Clause 12.9. IT Asset Sale and Transfer Agreement has the meaning set out in Clause 12.9. Legal Provisions means any applicable laws. Long-Stop Date has the meaning set out in Clause 13.4.1. Loss means any and all damages, including, without limitation, reasonable attorney's fees and expenses, reasonable consultant's and investigator's fees and expenses, and other reasonable costs and expenses incident to any suit, action or proceeding in each case gross amounts, except for lost profits (entgangener Gewinn), consequential damages (Folgeschäden), indirect damages (indirekte Schäden) and internal administration costs or overhead costs of the Purchaser or multiples of earnings/valuation multiples. Notice has the meaning set out in Clause 22.10. Parties means the Seller and the Purchaser collectively. Party means any of the Parties individually. Person(s) means any natural person, corporation, firm, business, trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

8/47 Pillar 2 Taxes means any Tax charged under Pillar 2 legislation, including any Tax imposed under the Income Inclusion Rule, Qualifying Domestic Minimum Top-up Tax and the Undertaxed Payments Rule (as defined in the OECD Pillar 2 Model Rules) and any similar minimum corporate income taxes or top-up taxes imposed under the laws of any jurisdiction, including, without limitation, the Austrian MinBestG, whereby Pillar 2 legislation means the Global Anti-Base Erosion Model Rules (Pillar Two) published by the Organisation for Economic Co-operation and Development (OECD) on 20.12.2021 (20 December 2021), including any accompanying OECD commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic law by any relevant jurisdiction. PP-Expert has the meaning set out in Clause 4.2.4. PP-Expert Proceeding has the meaning set out in Clause 4.2.4. Pre-Closing Period has the meaning set out in Clause 11.1. Preliminary Purchase Price has the meaning set out in Clause 4.1.2. Purchase Price has the meaning set out in Clause 4.1.1. Purchase Price Adjustment has the meaning set out in Clause 4.3.2. Purchase Price Documentation has the meaning set out in Clause 4.1.3 Purchase Price Estimate has the meaning set out in Clause 4.1.2. Purchase Price Formula has the meaning set out in Clause 4.1.1. Purchaser means Kadant Holdings GmbH with its corporate seat in Vienna and its business address at Hegelgasse 13, 1010 Vienna registered in the commercial register of the Commercial Court Vienna (Handelsgericht Wien) under FN 670210 d. Purchaser's Knowledge has the meaning set out in Clause 6.7.1 Purchaser's Representations and Warranties means the representations and warranties of the Purchaser as set out in Exhibit 10 hereto. Real Properties means the Real Properties with the lot numbers (Einlagezahl – EZ) 80, 1439 and 1387, each cadastral

9/47 municipality (Katastralgemeinde – KG) 03324 Sonntagberg. Release Letter has the meaning set out in Clause 12.1.2. Representatives means the members of the governing bodies, employees, agents, advisors and consultants of a Party or its Affiliates engaged or involved in the Transaction, including, without limitation, outside legal, tax, financial and accounting advisors and advisory firms. Selected Products has the meaning set out in Clause 8.1. Seller means voestalpine High Performance Metals GmbH with its corporate seat in Vienna, Austria, and its business address at Donau-City-Straße 7, 1220 Vienna registered with the commercial register of the Commercial Court Vienna (Handelsgericht Wien) under FN 78568 t. Seller's Bank Account means the Seller's bank account held with UniCredit Bank Austria AG with IBAN: AT23 1100 0012 1082 2100 and BIC: BKAUATWW. Seller's Knowledge has the meaning set out in Clause 5.18 of Exhibit 5 hereto. Seller's Representations and Warranties means the representations and warranties of the Seller as set out in Exhibit 5 hereto. Share has the meaning set out in Clause 2.3. Signing means the signing of this Agreement by the Parties. Signing Date means the date of signing of this Agreement by the Parties. Supply Agreement has the meaning set out in Clause 12.10. Survey Period has the meaning set out in Clause 4.2.2. Target Company means voestalpine BÖHLER Profil GmbH & Co KG with its corporate seat in Sonntagberg, Austria, and business address at Waidhofner Straße 8, 3333 Bruckbach registered with the commercial register of the Regional Court St. Pölten (Landesgericht St. Pölten) under FN 667721 v.

10/47 Tax or Taxes means, without limitations, all forms of foreign or domestic taxation, regardless whether direct or indirect in nature, based on law, contract (including tax allocation agreements (Steuerumlagenvertrag) and in particular, but without limitations, the Tax Allocation Agreement) or otherwise, owed as a primary or secondary debtor (Haftungsschulden) and irrespective of the underlying tax base, form of calculation, imposition and payment of taxes (withholding, assessment or otherwise) and parties imposing and collecting the taxes (e.g., national, state, federal, municipal or local government or any other person having legal and/or regulatory authority with respect to taxation) including, without limitations, any federal, provincial, territorial, state, municipal taxes, such as, for example, income taxes (including, without limitations, Pillar 2 Taxes), value added taxes, withholding taxes (e.g., payroll tax, payroll related taxes, dividend withholding and capital yields tax (KESt), other withholding taxes (Abzugssteuern), duties, custom duties, excise duties, stamp duties (Rechtsgeschäftsgebühren), any contributions (Beitrag oder Gebühr) to social security systems (including also, for example, pension and severance payment funds) or similar contributions, and, to the extent administrated and/or subject to audit by a tax authority, any allowances, subsidies, grants, reliefs (including, without limitations, R&D premium (Forschungsprämie) and apprentices premium (Lehrlingsprämie), COVID 19 related measures) and any levy of any chamber or similar body established under public law (in particular Kammerumlagen), and any repayments, refunds, reimbursements, reversal of reliefs or similar payments with regard to taxes as defined herein, and including for any of the above any interest, penalty, fine, late filing charges, surcharges or other charges imposed. Tax Allocation Agreement (Steuerumlagevertrag) has the meaning set out in Clause 12.3.2. Tax Authority means any official authority or public body that is competent to impose audit, collect and/or declare Taxes. Tax Claim has the meaning set out in Clause 7.1. Tax Indemnity has the meaning set out in Clause 7.1.

11/47 Tax Returns means any return, report, declaration, statement, claim for refund or information return or statement required to be filed with any Tax Authority in relation to Taxes. Third Party Claim has the meaning set out in Clause 6.9.1. Third Party Claim Notice has the meaning set out in Clause 6.9.1. Third Party or Third Parties means a Person or Persons who or which is/are not a Party. Transitional Service Agreement has the meaning set out in Clause 12.5. Treasury Repayment Amount has the meaning set out in Clause 12.1.2. Threshold has the meaning set out in Clause 6.5. Transaction means the sale and the purchase of the Share and the GP-Share and any other transactions contemplated in this Agreement. UGB means the Austrian Enterprise Act (Unternehmensgesetzbuch) as amended from time to time. Variable Employment Payment Indemnity Claim has the meaning set out in Clause 9.2. VAT means (i) any Tax imposed in compliance with the Council Directive of 28.11.2006 (28 November 2006) on the common system of value added Tax (EC Directive 2006/112); and (ii) any other Tax of a similar nature, whether imposed in a member state of the EU in substitution for, or levied in addition to, such tax referred to in (i), or imposed elsewhere. VAT Group has the meaning set out in Clause 12.3.1. voestalpine AG means voestalpine AG with its corporate seat in Linz, Austria, and business address at voestalpine-Str. 1, 4020 Linz registered with the commercial register of the Regional Court Linz (Landesgericht Linz) under FN 66209 t. voestalpine BÖHLER Profil GmbH means voestalpine BÖHLER Profil GmbH (formerly registered with the commercial register of the Regional Court St. Pölten (Landesgericht St. Pölten) under

12/47 FN 138047 k) as legal predecessor of the Target Company. voestalpine Equity Plan means the the employee equity participation plan of voestalpine Group, last amended by the works agreement dated 10.04.2025 (10 April 2025) "Mitarbeiterbeteiligungsstiftung MAB I bis XIV über die Zusammenführung und Änderung der bestehenden Betriebsvereinbarungen zur voestalpine- Mitarbeiterbeteiligung" voestalpine Equity Plan Indemnity has the meaning set out in Clause 9.1. voestalpine Group means voestalpine AG and its Affiliates. voestalpine accounting handbook means the "Bilanzierungshandbuch basierend auf den International Financial Reporting Standards (IFRS)" of voestalpine AG (Stand: Linz, August 2025) as disclosed in the Data Room. Warranty Claim means a claim of the Purchaser under the Seller's Representations and Warranties. ZPO means the Austrian Civil Procedure Code (Zivilprozessordnung) as amended from time to time. 1.2 Interpretation 1.2.1 Except as otherwise provided, any reference to a clause, sub-clause, paragraph, sub-paragraph or exhibit (as the case may be) is to a clause, sub-clause, paragraph, sub-paragraph or Exhibit of this Agreement. 1.2.2 All Exhibits to this Agreement are an integral part of this Agreement. All references in this Agreement to an Exhibit shall be deemed to be references to a clause of this Agreement unless the context otherwise requires. 1.2.3 The terms "include", "including" or "such as" shall be construed without limitation. 1.2.4 The words "hereof", "herein" and "hereunder" and any words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. 1.2.5 Where a German language term has been inserted after an English language term in italics, the German language term alone shall be authoritative for the purpose of

13/47 interpreting such English language term, without regard to any other interpretation of the English language term. 1.2.6 The preamble and headings in this Agreement are for convenience purposes only and shall not modify, alter or expand, limit or serve for interpretation of this Agreement. 1.2.7 Words denoting the singular include the plural and vice versa, words denoting any one gender include all genders. 1.2.8 The Parties have participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by all Parties and no burden of proof shall arise favouring or disfavouring any Party by virtue of authorship of any of the provisions of this Agreement. 1.3 Conflicts In the event of any conflict or inconsistency of (i) any term in the body of this Agreement with a term contained in an Exhibit, the term in the body of this Agreement shall prevail and (ii) this Agreement and any other agreement entered into in connection with this Agreement, this Agreement shall prevail. 2. Recitals 2.1 voestalpine BÖHLER Profil GmbH & Co KG is a limited partnership duly established and existing under the laws of Austria with corporate seat in Sonntagberg, Austria, and business address at Waidhofner Straße 8, 3333 Bruckbach registered with the commercial register of the Regional Court St. Pölten (Landesgericht St. Pölten) under FN 667721 v ("Target Company"). 2.2 voestalpine BÖHLER Profil VerwaltungsGmbH is a limited company duly established and existing under the laws of Austria with its corporate seat in Sonntagberg, Austria, and business address at Waidhofner Straße 8, 3333 Bruckbach registered with the commercial register of the Regional Court St. Pölten (Landesgericht St. Pölten) under FN 667223 k ("GP-Co"). 2.3 Shareholders of the Target Company are (a) the Seller, as sole limited partner (Kommanditist) with a capital contribution (bedungene Einlage) and at the same time liability sum (Haftsumme) in the amount of EUR 730,000.00 (Euro seven hundred and thirty thousand), fully paid up ("Share") and; (b) GP-Co, as the sole general partner with unlimited liability (unbeschränkt haftende Gesellschafterin) which is solely a working partner (Arbeitsgesellschafter) and has not paid a capital contribution (Einlage) and does not participate in the Target Company's profits and losses.

14/47 2.4 The Seller is the sole shareholder of GP-Co. GP-Co's registered nominal share capital is EUR 35,000.00 (Euro thirty-five thousand), fully paid up ("GP-Share"). 2.5 The Purchaser is a limited liability company duly established and existing under the laws of Austria with its corporate seat in Vienna and business address at Hegelgasse 13, 1010 Vienna, registered with the commercial register of the Commercial Court of Vienna (Handelsgericht Wien) under FN 670210 d. 2.6 Subject to the terms and conditions of this Agreement, the Seller wants to sell and transfer to the Purchaser all of his (i) Share and (ii) GP-Share and the Purchaser wants to purchase and accept the transfer of the Share and the GP-Share from the Seller. 3. Sale and Purchase and Transfer of the Share and GP-Share 3.1 Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells and at Closing transfers and assigns the Share and the GP-Share to the Purchaser, and the Purchaser hereby purchases and at Closing accepts the sale, transfer and assignment of the Share and the GP-Share. 3.2 The transfer of the Share and the GP-Share shall have economic effect as from the Closing Date and, unless otherwise expressly stated in this Agreement, all rights (including, without limitation, the right to receive dividends or distributions declared, made or paid on or after the Closing Date) and obligations, benefits and risk (including, without limitation, economic risk, force majeure risk, etc.) associated with the Share and the GP-Share shall pass from Seller to Purchaser as of the Closing Date (end of day). 4. Purchase Price and Payment 4.1 Purchase Price for the Share 4.1.1 The purchase price for the Share to be paid by the Purchaser to the Seller is based on the agreed enterprise value in the amount of EUR 157,000,000.00 (Euro one hundred fifty-seven million) ("Enterprise Value") and determined according to the definitions and provisions set forth in Exhibit 4.1.1 ("Purchase Price Formula") as of the Closing Date ("Purchase Price"). The Seller confirms that Exhibit 4.1.1 has been prepared in accordance with the voestalpine accounting handbook. No item included in the variable elements of the Purchase Price Formula shall be counted more than once in any of these variable elements of the Purchase Price Formula (no double counting). 4.1.2 At Closing, the Purchaser shall pay to the Seller a preliminary consideration for the Share ("Preliminary Purchase Price") determined in accordance with this Clause 4.1.2. No later than 3 (three) Business Days prior to the Closing, the Seller shall deliver to the Purchaser a Notice which sets forth (i) Seller’s good faith estimate of the Purchase Price calculated as of 24:00 CET on the Closing Date and (ii) the amount of the Preliminary Purchase Price ((i) and (ii) together the "Purchase Price

15/47 Estimate"). The Purchase Price Estimate notified by Seller to Purchaser shall be final and binding for the purpose of determining the Preliminary Purchase Price. 4.1.3 Within 70 (seventy) Business Days following the Closing Date, Purchaser shall prepare a balance sheet for the Target Company as per the Closing Date ("Closing Date Accounts"), and a written statement setting out the Purchase Price for the Share derived therefrom ("Closing Statement", and together with the Closing Date Accounts the "Purchase Price Documentation"), and submit the Purchase Price Documentation to the Seller. Purchaser shall bear the costs and expenses of the preparation of the Purchase Price Documentation. 4.1.4 The Closing Date Accounts shall be prepared by the Purchaser under IFRS rules based on a going concern basis and in line with past practice, (a) applying the following specific accounting principles, which shall in any event prevail over lit. b) and c) below as well as over any conflicting IFRS rules or contradicting past practice unless set out otherwise below: (1) there shall be no impairment and/or change of assets or recognition and/or change in liabilities, provisions or any other obligations due to the Transaction; (2) no individual value adjustments (Einzelwertberichtigungen) shall be reversed compared to Exhibit 4.1.1; (3) no provisions shall be made on account of customers of the Target Company exercising any rights they may enjoy due to the Transaction; (4) any receivables and liabilities between Seller and Seller’s Affiliates shall be treated in accordance with past practice under IFRS rules as if these entities were third parties; (5) post-balance sheet effects (Wertaufhellungen) shall only be considered until the Closing Date Accounts have been prepared; and (6) there shall be no deviation from the calculation/valuation methods for any individual provisions compared to the audited financial statements of voestalpine BÖHLER Profil GmbH for the fiscal year ending 31.03.2025 (31 March 2025) under IFRS rules (with the exception of changes to public calculation parameters (risk-free interest rate, mortality probabilities). (b) the accounting policies, principles, practices, evaluation rules and procedures, methods and bases (in particular as the same relates to management judgment principles and discretion) applied by voestalpine BÖHLER Profil GmbH in accordance with the voestalpine accounting handbook in the audited financial statements of voestalpine BÖHLER Profil GmbH for the fiscal year ending 31.03.2025 (31 March 2025) under IFRS

16/47 rules, which were included in this form in the audited annual financial statements of the voestalpine Group and which shall in any event prevail over lit. (c) below; and (c) general accounting principles under IFRS rules as applicable on the Closing Date ("Accounting Principles"). A template for the Purchase Price Documentation is attached as Exhibit 4.1.4. 4.2 Final Purchase Price for the Share 4.2.1 The Parties shall cooperate in good faith in connection with the preparation and determination of the Purchase Price Documentation and the Parties shall provide each other, on reasonable advance notice and during normal business hours, with any information and documents, and access to the relevant employees of the other Party (or the Target Company) as each Party may reasonably request to prepare or review (as applicable) the Purchase Price Documentation. In addition, the Purchaser shall, on reasonable advance notice and during normal business hours: (i) provide access to all documents and assistance by all relevant employees as well as members of the management of the Target Company and the Purchaser and its external advisors to the extent reasonably necessary for the review of the Purchase Price Documentation; and (ii) provide all such other assistance as the Seller may reasonably request to review the Purchase Price Documentation. 4.2.2 The Seller is entitled to review and raise objections against the Purchase Price Documentation within 30 (thirty) Business Days after receipt of the Purchase Price Documentation ("Survey Period") by way of Notice to the Purchaser. The Seller shall bear the costs and expenses of its review of, and preparation of objections to the Purchase Price Documentation. 4.2.3 The Purchase Price Documentation shall be binding for the Parties if the Seller does not object to the Purchase Price Documentation in accordance with Clause 4.2.2 and within the Survey Period. 4.2.4 If the Seller has raised objections against the Purchase Price Documentation, the Parties shall discuss in good faith the disputed items in order to reach agreement on the disputed items and adjustments (if any) to be made to the Purchase Price Documentation. If the Parties are unable to reach such agreement on all disputed items within 30 (thirty) Business Days after the Seller has raised its objections against the Purchase Price Documentation, the items of the Purchase Price Documentation still in dispute between the Parties shall, upon request of Purchaser

17/47 or Seller (by way of Notice), be decided by one of the "Big 4" accounting firms or BDO, Grant Thornton or TPA, to be jointly instructed by the Parties acting as an independent expert (Schiedsgutachter) ("PP-Expert"), to finally determine the disputed positions of the Purchase Price Documentation ("PP-Expert Proceeding"). If the Parties cannot agree on the PP-Expert within 10 (ten) Business Days of either Party’s written request for such instruction, one of the "Big 4" accounting firms or BDO, Grant Thornton or TPA shall be appointed as PP-Expert by the President of the Chamber of Tax Advisors and Public Accountants, Austria (Kammer der Steuerberater:innen und Wirtschaftsprüfer:innen). The Seller and the Purchaser shall jointly instruct the PP-Expert to decide the issues in dispute within 1 (one) month following his appointment in accordance with the provisions of this Agreement by way of a written expert’s opinion (Schiedsgutachten). The decision of the PP-Expert shall be binding for the Parties and the Parties herewith explicitly waive the application of the second sentence of Section 1056 ABGB and the right of recission according to Section 1056 ABGB. 4.2.5 The PP-Expert shall be independent and unbiased and shall not be in any business relationship with one of the Parties including any of the Purchaser's or any of the Seller's Affiliates. The Parties are obliged to cooperate with the PP-Expert and to support him in every respect, and shall procure that their professional advisors and accountants cooperate with and assist the PP-Expert in conducting his review. This shall include providing the PP-Expert with the Purchase Price Documentation, the notice of objection and all other documents and information reasonably required by the PP-Expert for the preparation of his decision. The PP-Expert shall also in its own discretion decide on the distribution of costs between the Parties (applying the principles of reimbursement for cost under the ZPO) arising from the PP-Expert Proceeding based on the Parties' success or defeat in the PP-Expert Proceeding. The PP-Expert's decision (including the decision on the costs) is final and binding for the Parties. 4.3 Purchase Price Adjustment 4.3.1 The Purchase Price Documentation shall be final and binding if and to the extent, (a) the Seller has not raised objections against the Purchase Price Documentation in accordance with Clause 4.2.3 and within the Survey Period; (b) Seller and Purchaser have reached an agreement concerning the disputed items pursuant to Clause 4.2.4; or (c) the PP-Expert has decided about the unresolved disputed items pursuant to Clause 4.2.4; (the "Final Purchase Price Documentation"). 4.3.2 If, as determined based on the Final Purchase Price Documentation, the Purchase Price

18/47 (a) exceeds the Preliminary Purchase Price, the Purchaser shall pay to the Seller an amount equal to such excess; and (b) falls short of the Preliminary Purchase Price, Seller shall pay to Purchaser an amount equal to such shortfall; (any such amount to be paid by Purchaser or Seller according to this Clause 4.3.2, the "Purchase Price Adjustment") 4.3.3 The Purchase Price Adjustment shall be due for payment within 3 (three) Business Days after the Purchase Price Documentation has become final and binding in accordance with Clause 4.3.1. 4.3.4 The Purchase Price Adjustment shall not bear any interest until the date on which the Purchase Price Adjustment becomes due under Clause 4.3.3. 4.4 Purchase Price for the GP-Share The purchase price for the GP-Share shall amount to EUR 35,000.00 (Euro thirty- five thousand) ("GP-Share Purchase Price"). 4.5 Payment of the Preliminary Purchase Price and the GP-Share Purchase Price at Closing / Payments 4.5.1 The Preliminary Purchase Price and the GP-Share Purchase Price shall be due and payable at Closing and shall be paid by the Purchaser to the Seller's Bank Account. 4.5.2 The payment of the Preliminary Purchase Price and the GP-Share Purchase Price and all payments to be made pursuant to this Agreement, shall be made when due by irrevocable SWIFT wire transfer of immediately available funds, free and clear of all costs, fees, deductions and charges, less any withholdings required under applicable laws, if any, in EUR. 4.5.3 Except as expressly set forth otherwise in this Agreement or any Exhibits hereto, all payments to be made by the Purchaser pursuant to this Agreement shall be made to the Seller's Bank Account. 4.5.4 Any failure by any Party to make any payment pursuant to this Agreement when it is due shall result in such Party’s immediate default, without any reminder by the other Party being required. The amount of any payment which is overdue shall be subject to late payment interest of 9 (nine) percentage points above the base interest rate (Basiszinssatz) p.a. Further claims and remedies of the other Party in connection with such failure shall remain unaffected. In the event that a late payment is due to a receiving bank not having completed its KYC/AML procedures with regard to the sender of funds, despite the sender having provided all documents and information so requested by the receiving bank, such late payment shall not result in late interest and the Party, whose payment is delayed shall complete the KYC/AML procedure as soon as reasonably possible.

19/47 4.6 VAT Any sum payable (in cash or in kind) by the Purchaser to the Seller under or pursuant to this Agreement is exclusive of any applicable VAT. The Seller undertakes not to waive a VAT exemption in respect of any supply under or pursuant to this Agreement. If any VAT is or becomes chargeable on any supply made by the Seller under or pursuant to this Agreement for which the Seller is required to account, the Purchaser shall, subject to the receipt of a VAT invoice complying with applicable Legal Provisions, pay to the Seller (in addition to any other consideration for that supply) an amount equal to such VAT. 4.7 Capital Maintenance If, after Closing, the Target Company enforces any claims against the Seller or its Affiliates resulting from a violation of the prohibition on returning contributions (Verbot der Einlagenrückgewähr) for periods up to and including the Closing Date, the Purchaser shall pay to the Seller (as an increase of the Purchase Price) such amount that the Seller or its Affiliates have actually paid to the Target Company (net of any Taxes incurred by the Target Company as a result of violation of the prohibition on returning contributions). 5. Representations and Warranties of the Seller The Seller represents and warrants (leistet Gewähr) to the Purchaser that the representations and warranties as set out in Exhibit 5 are correct and complete, unless expressly stated otherwise in Exhibit 5, as of Signing and Closing. 6. Indemnification 6.1 Indemnification by the Seller 6.1.1 Subject to the provisions of this Clause 6, the Seller shall indemnify and hold the Purchaser or, at the Purchaser's sole discretion, the Target Company harmless on a EUR-per-EUR basis from and against any Loss suffered or incurred by the Purchaser or the Target Company as a result of, arising out of or relating to any breach of any of the Seller's Representations and Warranties under or pursuant to this Agreement. 6.1.2 If and to the extent that any of the Seller's Representations and Warranties hereunder is incorrect or incomplete, the Seller shall put the Purchaser or the Target Company, as the case may be, into the position they would have been in had the representation or warranty not been breached (restitution in kind; Naturalrestitution). If the Seller is unable to achieve this position within 60 (sixty) days after having been notified by the Purchaser of the breach (Clause 6.2) or the Seller in its sole discretion deems such restitution in kind not feasible, the Purchaser shall be entitled to claim payment of the amount of the Loss pursuant to Clause 6.1.1.

20/47 6.1.3 If and to the extent a Loss is the result of an obligation or liability of the Target Company the non-existence of which has been represented or warranted, the Purchaser's Warranty Claim pursuant to this Clause 6 shall be equal to an amount which the Purchaser or the Target Company have to pay in order to fully settle, discharge and satisfy this obligation or liability. 6.1.4 The Purchaser shall have a duty to mitigate losses and damages (Schadensminderungspflicht) in respect of any damages and losses. Following the Closing, any failure by the Target Company to mitigate losses and damages shall be deemed a breach of the Purchaser's duty to mitigate losses and damages. If the Purchaser breaches its duty to mitigate losses and damages, any claim or Warranty Claim of the Purchaser shall be reduced by the amount of the loss or damage which results from such breach. The duty to mitigate any loss or damage shall in particular include the obligation of the Purchaser to give the Seller the opportunity to remedy the loss or damage by restitution in kind (Naturalrestitution) within the period stated in Clause 6.1.2 and to prevent any potential future loss or damage. 6.1.5 Each of the Seller's Representations and Warranties is limited to the scope of the statements contained in such Seller's Representation and Warranty itself. 6.1.6 To the extent permitted by law, any further claims and remedies, other than explicitly provided for under Clause 5, Clause 6, Clause 7, Clause 8 or Clause 9 of this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under contractual and pre-contractual fault (Pflichtverletzung aus dem Schuldverhältnis und dem vorvertraglichen Schuldverhältnis), positive breach of contract (Positive Vertragsverletzung) and/or the right to rescind this Agreement (Rücktritt or Wandlung), and any liability in tort (Deliktshaftung). Furthermore, the Parties explicitly waive the right to rescind or to adjust the Agreement on the grounds of error (Irrtum) or frustration of contract (Wegfall der Geschäftsgrundlage) or an adjustment of the Agreement based on any other grounds. The right to void (anfechten) or rescind (aufheben) this Agreement pursuant to Section 934 ABGB (Verkürzung über die Hälfte) shall be excluded. Sections 922–932, including in particular Section 924 2nd sentence, and Section 933a ABGB shall not apply. 6.1.7 It is expressly agreed by the Parties that no direct or indirect damage, loss, lost profits, costs, disadvantage, taxes, circumstance, action or event in connection with or as a consequence of the conversion pursuant to the conversion agreement dated 1 December 2025, by which voestalpine BÖHLER Profil GmbH, as the transferring entity, was converted by way of a conversion by formation into voestalpine BÖHLER Profil GmbH & Co KG (Target Company), as registered in the Austrian companies register on 02.12.2025 (02 December 2025) ("Conversion") being successfully challenged or terminated by a Tax Authority, shall entitle the Purchaser to (i) any Warranty Claim according to Clause 5 or a claim under the Tax Indemnity according to Clause 7 or any other claims of whatsoever nature and based on whichever title, from the Purchaser against the Seller (or its Affiliates) or (ii) a reduction of the Purchase Price (in particular according to Clause 4 or otherwise) and any such claims are expressly excluded and waived by the Purchaser. This exclusion and

21/47 waiver of any such claims according to the preceding sentence shall also apply if the Conversion is deemed void or voidable or otherwise legally flawed under Austrian corporate or civil law and shall also apply to Seller's Representations and Warranties, which do not refer to the Conversion but which may be rendered incorrect and/or incomplete due to any legal and/or factual defect of the Conversion. 6.2 Notice of Breach If the Purchaser becomes aware of any matter or circumstance that may give rise to a Warranty Claim against the Seller under this Agreement, the Purchaser shall within 30 (thirty) days after having obtained information about the matters giving rise to a potential Warranty Claim give notice in writing to the Seller, setting out the nature of the relevant claim, its factual and legal basis and – to the extent already known – the amount of the Loss involved. The failure of the Purchaser to fully comply with its obligations under this Clause 6.2 shall in any case be deemed a breach of the Purchaser's duty to mitigate losses and damages under Clause 6.1.4. but shall not act as a preclusion of the Purchaser's claims hereunder. 6.3 Limitation Periods All Warranty Claims of the Purchaser for breach of the Seller's Representations and Warranties shall become time-barred 18 (eighteen) months after the Closing Date, except for Warranty Claims for breach of Fundamental Warranties, which shall become time-barred 5 (five) years after the Closing Date and Warranties in relation to Taxes, which shall become time barred 90 (ninety) days following the end of the statutory limitation period (including any extensions, suspensions, or interruptions thereof) applicable to the relevant Legal Provisions so that the relevant Tax is final and non-appealable. For the avoidance of doubt, the limitation period shall be deemed to be extended for the duration of any audit, investigation, assessment, litigation, appeal, or other proceeding initiated by any Tax Authority or court in respect of the relevant Tax, and shall not expire until 90 (ninety) days after the final, non-appealable resolution of such proceeding and the expiry of any period for reopening or reassessment under applicable Legal Provisions. 6.4 Suspension 6.4.1 If the Purchaser asserts any Warranty Claim arising under this Agreement by written Notice to the Seller in accordance with Clause 6.2, the time-barring of such Warranty Claim shall be suspended (gehemmt). The suspension shall expire after 4 (four) months unless the Purchaser asserts the respective Warranty Claim in court before the expiry of this period. Any suspension under a Legal Provision remains unaffected. 6.4.2 Pending settlement negotiations shall only suspend the time-barring of a Warranty Claim if the Parties agree so in writing. In this case, the suspension shall end upon one of the Parties declaring the settlement negotiations to be terminated by written Notice to the other Party.

22/47 6.5 De Minimis Amount; Threshold The Purchaser shall not be entitled to any Warranty Claims under or in connection with this Agreement if and to the extent (i) an individual Warranty Claim does not exceed an amount of EUR 50,000.00 (Euro fifty thousand) (the "De Minimis Amount") and (ii) the aggregate amount of individual Warranty Claims does not exceed an amount of EUR 400,000.00 (Euro four hundred thousand) (the "Threshold"). Individual Warranty Claims not exceeding the De Minimis Amount shall be excluded for the purposes of determining whether the Threshold is exceeded or not. In case the Threshold is exceeded, the Seller shall be liable for the amount in excess of the Threshold (Freibetrag). For avoidance of doubt, the De Minimis Amount and the Threshold do not apply to Tax Claims, Customer Warranty Claims, voestalpine Equity Plan Indemnity Claims and Variable Employment Payment Indemnity Claims. 6.6 Liability Cap The Seller's aggregate liability under or in connection with this Agreement, including without limitation for breaches of the Seller's Representations and Warranties pursuant to Clause 5, Tax Claims, Customer Warranty Claims, claims under the voestalpine Equity Plan Indemnity and Variable Employment Payment Indemnity Claims, shall in the aggregate (in total) not exceed an amount equal to 17.5% (seventeen point five percent) of the Purchase Price (the "Cap"). The Cap shall not apply to Warranty Claims of the Purchaser relating to a breach of the Fundamental Warranties, if any, for which the Seller's liability shall be limited to the Purchase Price actually received by the Seller under this Agreement. 6.7 Purchaser's Knowledge 6.7.1 The Purchaser shall not be entitled to assert any claim arising out of or in connection with this Agreement or otherwise to the extent that, on the Signing Date, the facts, matters, events, information or circumstances to which the respective claim relates have been fairly disclosed to the Purchaser or its Representatives as Disclosed Materials (the "Purchaser's Knowledge"). For the purposes of this Section 6.7, "fairly disclosed" means that facts or circumstances are provided in the Disclosed Materials in such manner, including by way of Q&A and references to answers given and documents provided in the Data Room, as can be reasonably expected from an objective point of view and in such manner that a reasonable professional buyer of the Target Company, assisted by professional advisors, could understand the relevance of such facts or circumstances. 6.7.2 The Purchaser confirms that it has inspected all publicly available information registers in connection with the Target Company and the Real Properties, including the land register, the commercial register and the cadastral map of contaminated

23/47 sites atlas (Altlastenatlas). All information in this Clause 6.7 is considered Purchaser's Knowledge. 6.8 Limitation of Liability / No Other Sellers' Warranties 6.8.1 The Purchaser agrees to purchase and acquire the Share (and the GP-Share) based upon its own review, inspection, examination and determination of the Disclosed Materials and without reliance upon any express or implied representations, warranties or guarantees of any nature made by or on behalf of or imputed to the Seller except for the representations and warranties explicitly given by the Seller under the Agreement. 6.8.2 Without limiting the generality of Clause 6.8.1, the Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof). 6.8.3 Seller's liability under or in connection with this Agreement shall not exist if and to the extent that or shall be reduced to the extent that 6.8.3.1 the Loss is caused by an action or omission agreed to in this Agreement or otherwise with respect to any facts, matters, events or circumstances requested or approved in writing by Purchaser; 6.8.3.2 the Loss arises or is magnified by Purchaser's failure to perform its obligations under this Agreement or its duty to mitigate losses and damages; 6.8.3.3 provisions, reserves (Rückstellungen) or other provision have been made in the Closing Date Accounts reflecting facts or circumstances in relation to the Loss; 6.8.3.4 such liability would not have occurred but for an enactment or amendment of Legal Provisions or case law subsequent to the Signing of this Agreement. 6.8.4 The Seller shall not be liable for any Warranty Claim to the extent that the Loss serving as the basis of the Warranty Claim results from the Purchaser’s breach of any of the Purchaser’s undertakings provided in the Agreement or in the documents provided by the Purchaser. 6.8.5 If a Tax Claim is excluded according to Clauses 6.1.7, 7.2, or 7.3, this exclusion shall also apply to any and all Warranty Claims under any of the Seller's Representations and Warranties according to Clause 5, also if such Seller's Representations and Warranties do not refer to Tax issues but are rendered incorrect and/or incomplete due to the same facts or circumstances. 6.8.6 The amount of any Losses with respect to a Warranty Claim for which the Seller is liable shall be net of any amounts actually recovered by the Purchaser or the Target Company under insurance policies (net of any Tax or expenses incurred in

24/47 connection with such recovery). The Purchaser shall actively and diligently pursue recovery under all applicable insurance policies and take all reasonable actions necessary to procure such recovery (for the avoidance of doubt, this does not include the duty to initiate litigation). The Purchaser may notify the Seller of a Warranty Claim against the Seller in accordance with Clause 6.2, but only recover on such Warranty Claim once insurance coverage is finally denied. While the Purchaser is seeking recovery under insurance, the time-barring of the Warranty Claim in accordance with Clause 6.4 shall be suspended until the earlier of (i) the insurance finally denies coverage, or (ii) Purchaser ceases to actively and diligently pursue coverage under the insurance. 6.9 Third Party Claims 6.9.1 If a Warranty Claim notified pursuant to Clause 6.2 is a result of or in connection with a claim or demand (including, without limitation, any claim for breach of any of Seller's Representations and Warranties relating to Taxes by or liability to a Third Party, including, without limitation, any (Tax) Authority), in respect of which indemnification may be sought pursuant to this Agreement ("Third Party Claim"), the Purchaser shall, or shall procure that the Target Company will send a Notice to the Seller that a Third Party Claim has been asserted, within 14 (fourteen) Business Days after having received such Third Party Claim, stating, in reasonable detail, the nature of the relevant claim, its factual and legal basis and – to the extent already known – the amount of the Loss involved ("Third Party Claim Notice"). For the avoidance of doubt, a Third Party Claim shall expressly include any measures, orders or proceedings by any authority aimed at the recovery of assets obtained as a result of alleged unlawful conduct (Vermögensabschöpfung), including, without limitation, the recovery of purchase price proceeds from goods sold or exported in violation of any applicable Sanction Laws; any Loss arising therefrom shall be indemnifiable in accordance with this Clause 6.9.1. 6.9.2 The Purchaser shall 6.9.2.1 keep the Seller promptly informed of the progress of the Third Party Claim and provide the Seller with copies of all the relevant documents and such other information in its possession as may be reasonably requested by the Seller; 6.9.2.2 refrain from acting to the detriment of the Seller, in particular in respect to claim settling or otherwise acknowledging any such Third Party Claim, unless it has obtained prior consent of the Seller; 6.9.2.3 promptly allow and/or procure that the Target Company promptly allows the Seller at its own cost to participate, to the extent permitted by applicable laws, in particular as an incidental intervener (Nebenintervenient) in the conduct of a dispute, arbitration, negotiations, defense or appeal against a given Third Party Claim and/or procure that the Target Company performs all activities aimed at enabling the Seller to participate in the proceedings on Third Party Claims, if it so wishes provided that the Seller reimburses the Target Company for any external cost incurred due to specific written requests of the Seller;

25/47 6.9.2.4 promptly allow and/or procure that the Target Company promptly allows the Seller at its own cost to defend the Third Party Claim by all appropriate proceedings and the Seller shall have the sole power to direct and control such defense. In particular, without limitation, the Seller may (i) participate in and direct all negotiations and correspondence with the third party, (ii) appoint and instruct the counsel acting, if necessary, in the name of the Target Company or the Purchaser (as the case may be), and (iii) require that the Third Party Claim be litigated or settled in accordance with the Seller's instructions, if it so wishes; and 6.9.2.5 coordinate with Seller and ask Seller for prior written approval regarding all actions taken by Purchaser or the Target Company that relate to any Third Party Claim. In addition, if requested by Seller, Purchaser must take all reasonable steps, actions or proceedings necessary to mitigate or defend any Third Party Claim and enforce all rights of the Target Company and the Purchaser against any person (other than the Seller) in relation to the subject matter of the Third Party Claim provided that the Seller reimburses the Target Company for any external cost incurred due to specific written requests of the Seller. 7. Tax Indemnity 7.1 The Seller shall indemnify and hold harmless the Purchaser or, at the Purchaser’s discretion, the Target Company on a EUR-per-EUR basis against: any Taxes of the Target Company arising in respect of (i) any taxable period (Veranlagungszeitraum) or any time period (or any portion thereof) ending on or before the Closing Date; or (ii) any Taxes for which the Target Company becomes liable after Closing by reason of any event occurring on or before the Closing Date or by reason of its membership or inclusion in any tax consolidation, fiscal unity, tax group or similar arrangement with the Seller or any of its Affiliates (including the Austrian VAT Group and CIT Group) with respect to periods ending on or before the date of leaving the respective group ("Tax Indemnity" and each claim under (i) and (ii) a "Tax Claim"). 7.2 The Seller’s obligation to indemnify the Purchaser or, at the Purchaser’s discretion, the Target Company, under this Clause 7 and especially Clause 7.1 shall not apply if and to the extent that: (i) Taxes have been paid or otherwise been settled before or on the Closing Date, provided and to the extent such Taxes were taken into account in the Closing Date Accounts; (ii) Taxes have been taken into account in the Closing Date Accounts as a liability for Taxes or provision for Taxes; (iii) with respect to Taxes the Target Company has to withhold any amounts under Legal Provisions but in relation to which a third party is liable and the Target Company is actually refunded by such third party for such amounts (it being agreed that the Purchaser shall procure that the Target Company uses commercially reasonable efforts to collect any such refund);

26/47 (iv) an actual and quantifiable cash Tax benefit becomes available to the Purchaser or the Target Company resulting as a consequence of a Tax audit of the Target Company whereby such Tax benefits shall only be taken into account up to the amount previously indemnified by the Seller in the event it results in cash Tax benefits that become payable by 31.12.2030 (31 December 2030) unless these have already been considered in the Closing Date Accounts and resulting Purchase Price calculation or where Seller, a Seller Affiliate or voestalpine AG has already benefited, or will benefit, from such matter (for example by a reduction of the taxable capital gain (Veräußerungsgewinn) crystallizing upon the sale of the Share; (v) with respect to Taxes, which were caused or increased after or on the Closing Date by an agreement or other measure or action taken by the Purchaser or the Target Company on or after the Closing Date, but with retroactive effect as of the Closing Date or at a time prior to the Closing Date except the agreement or other measure or action were taken in the course of corrections of errors by the Target Company or required by law. 7.3 Any claim excluded in accordance with Clause 6.1.7 shall not be indemnifiable by the Seller to the Purchaser including but not limited to a case where such Taxes are paid by the Target Company under the Tax Allocation Agreement. 7.4 In the event and to the extent that the Conversion (as defined in Clause 6.1.7) results in taxable income at the level of the legal predecessor of the Target Company which is allocable to voestalpine AG as head of the CIT Group, voestalpine AG shall charge Taxes on such taxable income to the Target Company as stipulated under the Tax Allocation Agreement (for the avoidance of doubt, this does not include the duty to initiate litigation). In the event that the Target Company for any reason refuses (including, without limitation, due to lack of liquidity/funds) payment under the Tax Allocation Agreement either (i) despite such claims being reimbursable under the Tax Allocation Agreement; or (ii) due to the Tax Allocation Agreement not applying after Closing the Purchaser shall reimburse voestalpine AG for any such amounts not reimbursed by the Target Company. The obligation of the Purchaser to reimburse the respective entity of the voestalpine Group shall be interpreted as an obligation in favor of third parties (echter Vertrag zugunsten Dritter). For the avoidance of doubt this Clause shall only apply to Taxes that are or should have been reimbursable by the Target Company (or its legal predecessor) under the Tax Allocation Agreement in application of the principles set out above. The same shall apply in the event and to the extent that the Conversion triggers VAT and such VAT is imposed at the level of voestalpine AG as head of the VAT Group in case that such VAT is not reimbursed to voestalpine AG from the Target Company, by way of the operation of the VAT Group. At the request of the Target Company, voestalpine AG, to the extent legally permissible, undertakes to issue an invoice in line with sec 11 or sec 12 (15) VAT Act (Umsatzsteuergesetz) as required by Target Company to recover such VAT as input VAT (Vorsteuer). For the obligation of the Purchaser under this Clause 7.4, Clause 7.7 applies mutatis mutandis.

27/47 7.5 Conduct of Tax Matters, Tax audits, assessments, claims and other proceedings that could reasonably give rise to a claim under this Tax Indemnity shall be handled in accordance with Clause 6.9 (Third Party Claims) and Clause 7.10 (Cooperation in Tax issues). For any Taxes relating to periods ending on or before the Closing Date, the Seller shall have the rights set out in Clause 7.10 to control or participate in such proceedings to the extent they affect Taxes for which the Seller may be liable under this Agreement. 7.6 Payment Mechanics. Amounts due under this Tax Indemnity shall be paid in cash: (i) 5 (five) Business Days prior to the due date for payment of the underlying Tax to the relevant Tax Authority, if the Tax has not yet been paid; or (ii) within 10 (ten) Business Days after receipt of a written demand (with reasonable supporting details) if the Tax has already been paid by the Purchaser or the Target Company. If and to the extent the Seller indemnifies the Purchaser and the Tax Indemnification Claim is subsequently reduced, such reduction amount shall be reimbursed by the Purchaser to the Seller, including all interest received thereon, within 10 (ten) Business Days following the receipt of the reduction amount by the Purchaser or the Target Company. 7.7 This Tax Indemnity shall become time-barred (verjährt) upon the expiry of 90 (ninety) days following the end of the statutory limitation period (including any extensions, suspensions, or interruptions thereof) applicable to the relevant Legal Provisions so that the relevant Tax is absolutely final and non-appealable and, therefore, can no longer be assessed and/or collected by any Tax Authority or Third party. For the avoidance of doubt, the limitation period for any Tax Claim shall be deemed to be extended for the duration of any audit, investigation, assessment, litigation, appeal, or other proceeding initiated by any Tax Authority or court in respect of the relevant Tax, and shall not expire until 90 (ninety) days after the final, non-appealable resolution of such proceeding and the expiry of any period for reopening or reassessment under applicable Legal Provisions. 7.8 For the avoidance of doubt: (i) this Tax Indemnity does not apply to VAT on supplies under this Agreement, which is governed by Clause 4.6 (VAT), (ii) nor does it alter the allocation of transfer and similar taxes under Clause 19 (Costs and Expenses). 7.9 Clause 6.1.6 (Exclusion of Claims and Remedies) and 6.6 (Liability Cap) applies to any Tax Claims under this Clause 7 and Clauses 6.1.4 (duty to mitigate losses and damages), 6.2 (Notice of Breach), 6.4 (Suspension), and 6.9 (Third Party Claims) shall apply mutatis mutandis to any Tax Claims under this Clause 7. 7.10 Cooperation in Tax issues 7.10.1 The Purchaser undertakes to procure that the Target Company prepares and timely files all Tax Returns for all periods prior to Closing, other than the Tax Returns for

28/47 31.03.2025 (31 March, 2025), and the Purchaser undertakes to procure that Target Company (each at the Seller's own cost): (i) permits the Seller to review and comment, within reasonable time, on each such Tax Return prior to it being filed; (ii) implements changes to such Tax Returns as the Seller may reasonably request in writing provided such changes are in line with, and permitted by, applicable law and jurisprudence; and (iii) to the extent permitted by law, prepares such Tax Returns consistent with past practice applied by the Target Company as the Seller may reasonably request in writing. 7.10.2 The Parties shall cooperate (and the Purchaser shall procure that the Target Company cooperates with the Seller) in good faith and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns for periods beginning prior to or until the Closing Date. Such cooperation shall include the retention and (upon Seller's request) the provision of records and information which are or may be relevant to any such filing as well as in relation to compliance with Pillar 2 Taxes matters for any accounting period ending on or before Closing Date and any accounting period commencing on or before Closing Date but ending after Closing Date in so far as such period relates to the Seller’s ownership of the Target Company, and the preparation and filing of any Pillar 2 Taxes documents taking into account applicable law and Tax Authority practice and guidance and the respective policies and practices of the Target Company before and after Closing Date. 7.10.3 Whenever any Tax Authority announces or commences a Tax audit or any other Tax or levy inspection or a joint audit of wage-dependent levies and/or asserts a claim, makes an assessment or an inspection, issues a request for supplemental information or otherwise disputes the amount of declared or self-calculated Tax for which the Seller is or may be liable under this Agreement, the Purchaser shall, if informed of such assertion, timely inform the Seller, and the Seller, at its own cost, shall have the right to control, decide on and carry out independently any resulting proceedings in all instances and to determine whether and when to settle any additional claims of the Tax Authority (if and to the extent such proceedings or determinations affect the amount of Tax for which the Seller may be liable), and whether and when ordinary or extraordinary remedies against decrees or decisions of the Tax Authority shall be taken. In particular, the Seller shall have the right to attend all meetings of a Tax audit with the Tax Authority. 7.10.4 Whether or not the proceedings are controlled by the Purchaser or the Seller, copies of any formal minutes, reports, decrees and decisions initiating the proceeding of the Tax Authority in connection with such proceedings shall be delivered to the Seller

29/47 always provided and to the extent it concerns a matter that could potentially give rise to a Tax Claim. 7.10.5 Without prejudice to liabilities allocated in Sections 6 and 7, in the case that the Austrian VAT Group, including the Target Company, is challenged by a Tax Authority and any company of the VAT Group has to pay VAT on any intra-group services and/or deliveries, then (i) the companies of the VAT Group concerned will issue respective invoices to each other, as the case may be, and (ii) will settle or pay the respective VAT to each other, as the case may be. 7.11 GAAP Accounts 7.11.1 The Purchaser shall cooperate with the Seller to prepare and submit a balance sheet (Bilanz) and related profit and loss account (Gewinn- und Verlustrechnung) of the Target Company according to Austrian GAAP (UGB) and the tax balance sheet (Steuerbilanz) as per the Closing Date ("GAAP Accounts") in a timely manner for the Tax Returns. 7.11.2 The GAAP Accounts shall solely serve the purpose of allocating taxable partnership income from the Target Company to the Seller (up to and including Closing Date) and the Purchaser (as from Closing Date) and determining and reporting Seller's taxable income derived from the Target Company (including Seller’s capital gain crystallizing upon the sale of the Share) pursuant to, and in line with, Legal Provisions (including, but not limited to, Section 188 BAO) and shall not be used to calculate the Purchase Price and shall be disregarded when calculating the Purchase Price. Further, the GAAP Accounts may not lead to (i) any direct or indirect claim (whatsoever nature, in particular not under Clauses 5, 7, 8 or 9) from the Purchaser against the Seller (or its Affiliates) or (ii) a direct or indirect reduction or increase of the Purchase Price (in particular according to Clause 4). 7.11.3 The Parties shall cooperate in good faith in connection with the preparation and determination of the GAAP Accounts and the Parties shall provide each other, on reasonable advance notice and during normal business hours, with any information and documents, and access to the relevant employees of the other Party (or the Target Company) as each Party may reasonably request to prepare or review (as applicable) the GAAP Accounts. 8. Customer Warranty Claims Indemnity 8.1 At the Purchaser’s request, the Seller shall indemnify and hold harmless the Target Company from and against any Loss incurred by the Target Company to the extent resulting from warranty claims (Gewährleistungsansprüche) made by customers of the Target Company (i) other than Affiliates of the Purchaser (i.e., Kadant Inc. and its Affiliates); (ii) relating to any of the products listed in Exhibit 8.1 stating inter alia the respective product numbers ("Selected Products") provided the respective

30/47 Selected Products have been manufactured and sold to the respective costumer prior to the Closing Date; (iii) until the end of the respective warranty period for the respective Selected Product as agreed between the customer and the Target Company (however, subject to the Customer Warranty Claim Indemnification Period); and (iv) claiming the non-conformity of the respective Selected Products provided such non-conformity is described in the column "Abweichungsbeschreibung" (description of non-conformity) of Exhibit 8.1 ("Customer Warranty Claim"), if and to the extent that no reserve or provision has been made for such Customer Warranty Claim in the Closing Date Accounts. The respective amounts of such reserves or provisions to be made for each respective Selected Products as of Signing are stated in the column "Rückstellung/Wert" (reserve/value) of Exhibit 8.1. Consequently, only such amounts exceeding the respective reserves or provisions may be claimed as a Customer Warranty Claim ("Customer Warranty Claim Indemnity"). 8.2 A Customer Warranty Claim shall not exceed the Loss suffered by the Target Company in relation to such Customer Warranty Claim. 8.3 Neither the Purchaser (or any of its Affiliates) nor the Target Company may in any way induce customers to assert Customer Warranty Claims against the Target Company or otherwise encourage, promote or facilitate Customer Warranty Claims. Without prejudice to Clauses 6.1.4, 6.2 and 6.8.3 – 6.8.6, the Purchaser shall have no claim under the Customer Warranty Claim Indemnification if and to the extent that the Purchaser fails to comply with this Clause 8.3. 8.4 Clauses 6.1.6 (Exclusion of Claims and Remedies) and 6.6 (Liability Cap) apply to any Customer Warranty Claims under this Clause 8 and Clauses 6.1.4 (duty to mitigate losses and damages), 6.2 (Notice of Breach), 6.4 (Suspension), 6.8.3 – 6.8.6 (Limitation of Liability) and 6.9 (Third Party Claims) shall apply mutatis mutandis to any Customer Warranty Claims under this Clause 8. 8.5 The Customer Warranty Claim Indemnity shall become time-barred 24 (twenty-four) months after the Closing Date ("Customer Warranty Claim Indemnification Period"). 9. voestalpine Equity Plan Indemnity and Variable Employment Payment Indemnity 9.1 voestalpine Equity Plan Indemnity

31/47 9.1.1 Except for a compensatory salary increase of up to 2.6% (two point six per cent) as stipulated in section 8 para 3 of the voestalpine Equity Plan, the Seller shall indemnify and hold harmless the Purchaser from and against any and all payments and expenses to the extent they result from the voestalpine Equity Plan, which (i) are triggered by any actions in accordance with Clause 12.12 and/or by Closing. For the avoidance of doubt, the Seller may satisfy claims hereunder by providing equity instruments as set out in the voestalpine Equity Plan ("voestalpine Equity Plan Indemnity"). 9.1.2 The voestalpine Equity Plan Indemnity shall become time-barred 24 (twenty four) months after the Closing Date. 9.2 Variable Employment Payment Indemnity 9.2.1 The Seller shall indemnify and hold harmless the Purchaser from and against any and all payments and reasonable expenses to the extent they result from claims raised by current or former employees for underpayment of remuneration for extra work (Überstunden und Mehrarbeit), as well as fines imposed by authorities for salary underpayment, in each case limited to matters relating to overtime and extra work performed prior to Closing by current or former employees with an all-in salary ("Variable Employment Payment Indemnity Claim"). 9.2.2 For the avoidance of doubt social security contributions and payroll related taxes and contributions relating to the variable employment payment indemnity shall be subject to Clause 7.1 (Tax Indemnity). 9.2.3 The Purchaser undertakes to procure that the Target Company does not invite, incentivize or otherwise instruct eligible employees to raise a claim leading to a Variable Employment Payment Indemnity Claim or to offer such payment voluntarily to eligible employees. 9.2.4 The variable employment payment indemnity shall become time-barred 5 (five) years after the Closing Date. 9.3 For the avoidance of doubt, for the purpose of this Clause 9 the exclusions under the definition of "Loss" apply. 9.4 Clauses 6.1.6 (Exclusion of Claims and Remedies) and 6.6 (Liability Cap) apply to any claims under this Clause 9 and Clauses 6.1.4 (duty to mitigate losses and damages), 6.2 (Notice of Breach), 6.4 (Suspension), 6.8.3 – 6.8.6 (Limitation of Liability) and 6.9 (Third Party Claims) shall apply mutatis mutandis to any claims under the voestalpine Equity Plan Indemnity and to Variable Employment Payment Indemnity Claims under this Clause 9.

32/47 10. Representations and Warranties of the Purchaser 10.1 The Purchaser represents and warrants (leistet Gewähr) that the representations and warranties as set out in Exhibit 10 are correct and complete, unless expressly stated otherwise in Exhibit 10, as of Signing and Closing. 10.2 The Purchaser undertakes to indemnify and hold harmless the Seller in respect of any loss or damage suffered by the Seller arising out of or in connection with any breach of the Purchaser's Representations and Warranties. Clauses 6.1.1 and 6.1.2 apply mutatis mutandis. 10.3 Claims for breach of any of the Purchaser's Representations and Warranties as set out in Exhibit 10 shall expire within 18 (eighteen) months from the Closing Date except for claims for breach of any of the Fundamental Warranties Purchaser, which shall become time-barred 5 (five) years after the Closing Date. 11. Seller's Conduct prior to Closing 11.1 From the Signing Date until and including the Closing Date ("Pre-Closing Period"), the Seller shall ensure that the Target Company will conduct its business solely in the ordinary course of business with the care of a prudent businessman and in accordance with previous business practices, in particular not to (i) increase or decrease its capital, issue or transfer shares (or undertake any such measures), grant or dispose of subscription rights, options or other rights to acquire shares (or undertake any such measures); (ii) establish or acquire a company or an enterprise or an open or silent participation in a company (or commit to do so); (iii) open new business lines or branches; (iv) sell its business or parts thereof or take any other corporate measures, in particular not to undertake any reorganizations of any kind, conclude corporate agreements or pass any resolutions amending the articles of association; (v) enter into any real estate transaction, and in particular not to acquire, encumber or sell any real estate or rights equivalent thereto, except for the entering into a contract on the granting of a contractual temporary option- and usage (easement) right (Options- und Nutzungsvereinbarung) regarding certain areas of the real property EZ 87, KG 03324 Sonntagberg as access road for the real property EZ 1387, KG 03324 Sonntagberg; (vi) enter into loan or other financing agreements (whereby the utilization of any existing financing is explicitly not limited); (vii) waive or settle any claims in excess of EUR 50,000.00 (Euro fifty thousand);

33/47 (viii) with the exception of due maintenance of assets and facilities already under construction, incur any capital expenditure exceeding EUR 50,000.00 (Euro fifty thousand); (ix) hire employees as of the Closing Date with an annual base salary (Jahresgrundeinkommen) in excess of EUR 80,000.00 (Euro eighty thousand) in the individual case; (x) enter into and consume transactions with Affiliates outside the ordinary course of business, which are not properly documented as required by Legal Provisions (notably transfer pricing rules) and at terms not meeting the arm’s length condition; (xi) enter into or amend works agreements (Betriebsvereinbarungen) or establish business practices (betriebliche Übungen) granting material monetary benefits exceeding EUR 50,000.00 (Euro fifty thousand) p.a.; and (xii) raise or promise to raise the salaries of employees by more than 5% (five per cent) p.a. in the aggregate and by more than 5% (five per cent) p.a. in each individual case, except to the extent required by binding law or applicable collective bargaining agreements. 11.2 Clause 11.1 shall not apply to any act (i) the Target Company is required to take, or omit to take, under this Agreement including its Exhibits, (ii) the Target Company is required to take, or omit to take, as a result of, or in order to comply with, any Legal Provision, (iii) in performance of any obligation pursuant to any contract or other arrangement entered into by the Target Company prior to the Signing Date, (iv) which is necessary to prevent the Target Company from suffering material harm, or (v) the Purchaser has otherwise consented in writing (e-mail being sufficient) to the relevant measure. In any of the cases set forth in the foregoing sentence under (i) through (iv), the Seller shall inform the Purchaser as promptly as possible thereafter. 11.3 In case the Seller or the Target Company envisages to take any action referred to in Clause 11.1, the Seller shall notify the Purchaser in writing with full details of the proposed action(s) and request its consent. In the event that the Purchaser fails to respond to the Seller’s request for consent within 5 (five) Business Days from the request, the Purchaser will be deemed to have given its consent to such action(s) being carried out. In any case, the Purchaser shall not unreasonably withhold or delay its consent. 12. Agreements to be terminated or executed between Signing and Closing 12.1 Cash Pooling 12.1.1 The Target Company is part of a cash pooling with voestalpine AG ("Cash Pooling"); the Seller hereby confirms that the Cash Pooling will be terminated prior to the Closing.

34/47 12.1.2 Any outstanding amounts of the Target Company under the treasury loan towards voestalpine AG shall be repaid by the Purchaser on behalf of the Target Company (Forderungseinlösung) in the course of Closing. The Seller shall provide the Purchaser at the latest 1 (one) Business Day prior to Closing with a letter from voestalpine AG stating (i) the outstanding amount (including interest) under the treasury loan calculated to and including the day of Closing ("Treasury Repayment Amount") and (ii) that any securities granted under the treasury loan (if any) shall be released upon repayment of the Treasury Repayment Amount ("Release Letter"). 12.2 Group Factoring The Target Company was part of a group-internal factoring financing of voestalpine Group ("Factoring"); as of 31.12.2025 (31 December 2025), the Target Company ceased to factor trade receivables under the Factoring. 12.3 Tax Group 12.3.1 The Target Company is part of an Austrian VAT Group with voestalpine AG ("VAT Group" or "Umsatzsteuerliche Organschaft gem § 2 Abs 2 UStG"). voestalpine BÖHLER Profil GmbH was also part of this VAT Group. The Target Company will leave the VAT Group as of Closing Date (end of day). The Parties cooperate in good faith to ensure the VAT cut off is handled in a way to mitigate risk for Target Company suffering VAT leakage after exit. 12.3.2 voestalpine BÖHLER Profil GmbH was also part of an Austrian CIT Group with voestalpine AG ("CIT Group" or "Unternehmensgruppe gem § 9 KStG") and has left the CIT Group with effect as of 01.04.2025 (01 April 2025). With regards to the CIT Group voestalpine AG (group head) and voestalpine BÖHLER Profil GmbH (group member) have concluded a tax allocation agreement (Steuerumlagevertrag) dated 22.02.2022 (22 February 2022) in the latest version ("Tax Allocation Agreement"). 12.3.3 For the avoidance of doubt, it is clarified and acknowledged that for tax periods where voestalpine BÖHLER Profil GmbH has been a group member of the CIT Group with voestalpine AG as group head, any positive or negative adjustment of the taxable income of voestalpine BÖHLER Profil GmbH (e.g. as a result of a tax audit) will – irrespectively of any Tax Indemnity of the Seller under Clause 7 – result in a positive or negative adjustment of the tax allocation payment under the Tax Allocation Agreement between voestalpine AG and voestalpine BÖHLER Profil GmbH (respectively the Target Company as its legal successor). 12.4 Inter-Company Agreements The Parties agree that only the Inter-Company Agreements, as listed in Exhibit 12.4 shall survive after Closing (this Clause and Exhibit 12.4 do not refer to purchase orders).

35/47 12.5 Transitional Service Agreement Immediately after Signing, the Target Company will have executed the Transitional Service Agreement relating to IT matters attached in Exhibit 12.5 ("Transitional Service Agreement"). 12.6 Framework Service Agreement Between Signing and Closing, the Target Company will execute the Framework Service Agreement relating to testing attached in Exhibit 12.6 ("Framework Service Agreement"). 12.7 HR Service Agreement Between Signing and Closing, the Target Company will execute an HR Service Agreement relating to payroll and other HR services as previously provided to the Target Company for a period of three months after the Closing Date with voestalpine HR Services GmbH. 12.8 Insurance 12.8.1 The Purchaser is aware and acknowledges that (i) certain insurance agreements of the Target Company (as listed in Exhibit 12.8) are covered by the group umbrella insurance policies taken out by members of the voestalpine Group and (ii) such group umbrella insurance policies will cease to apply to the Target Company with effect as from the Closing. 12.8.2 The Purchaser shall procure that after Closing, the Target Company shall not file any claim under the current umbrella insurance policies for any events, occurrences, claims or accidents occurring after the Closing Date. For the avoidance of doubt, any events, occurrences, claims or accidents occurring before the Closing Date shall remain subject to the umbrella insurance. 12.9 Information Technology Between Signing and Closing, the Target Company will execute the sale and transfer agreement as attached hereto as Exhibit 12.9 under which the Target Company will acquire certain IT Assets ("IT Assets") from voestalpine Group-IT GmbH prior to Closing ("IT Asset Sale and Transfer Agreement").

36/47 12.10 Supply Agreement Between Signing and Closing, the Target Company will execute the Supply Agreement relating to purchase of material attached in Exhibit 12.10 ("Supply Agreement"). 12.11 FX Hedges As of Closing, the Target Company has no outstanding foreign exchange (F/X) hedging arrangements, contracts, or obligations, and any such positions existing prior to Closing shall have been fully terminated, closed out, or otherwise settled without any residual liability. 12.12 Equity Plan The Target Company shall have terminated the voestalpine Equity Plan with effectiveness prior to Closing and such termination shall become effective on a collective work agreement level as well as on an individual employment contract level so that no employee of the Target Company may assert claims under the voestalpine Equity Plan against the Target Company neither for shares nor for damages. 12.13 Termination of employment of Chief Operating Officer The employment/management agreement (Geschäftsführervertrag) of the Chief Operating Officer (who also serves as managing director) of the Target Company shall have been terminated (notification given), if not effected by way of mutual termination, prior to Closing by the Target Company, without the termination needing to have become effective by such date. Any cost incurred by the Target Company pursuant to the employment/management agreement (Geschäftsführervertrag) or statutory law shall be borne by the Target Company and not be taken into account as a debt position or provision in the Closing Date Accounts. Any other cost in relation thereto (e.g. bonuses or voluntary severance packages) shall be borne by the Seller (through the Closing Date Accounts). The Purchaser and the Seller shall cooperate with respect to communication in relation to the termination of the Chief Operating Officer by the Target Company. 12.14 Electricity Meter The Parties shall seek a mutually acceptable solution to separate the metering of electricity for the Target Company from other entities of the voestalpine Group between Signing and Closing.

37/47 13. Closing 13.1 Closing The Parties agree to take all actions necessary for closing as set out in Clause 13.5 of this Agreement (together the "Closing") (i) on the last Business Day of the month in which the last Closing Condition has been fulfilled; or (ii) if the last Closing Condition has been fulfilled less than 3 (three) Business Days before the last Business Day of the relevant month, on the third Business Day after the satisfaction of the last Closing Condition; or (iii) at such other date as the Parties mutually agree. "Closing Date" shall mean the last Business Day of the month in which the last Closing Condition has been fulfilled (this shall also apply in case of Clause 13.1(ii), if Closing does not occur on the Closing Date). The Closing shall take place at Barnert Egermann Illigasch Rechtsanwälte GmbH, Rosenbursenstraße 2, 1010 Vienna unless the Parties mutually agree on a different location. 13.2 Closing Conditions 13.2.1 The obligation of the Parties to effect Closing is subject to the satisfaction of the conditions set out in this Clause 13.2 ("Closing Conditions") and the Parties having knowledge of such satisfaction. 13.2.2 Approval of the Transaction by the competent authority under the Lower Austrian Land Transfer Act has been granted (NÖ Grundverkehrsgesetz); and 13.2.3 the Federal Minister for Economy, Energy and Tourism as competent authority under the Austrian Investment Control Act (Investitionskontrollgesetz) has either declined jurisdiction over the Transaction, or has granted clearance either unconditionally or in terms satisfactory to the Parties within the meaning of Clause 13.2.6, or is deemed to have granted clearance due to the fact that the applicable waiting periods have expired; and 13.2.4 the Target Company shall be provided with a contractual temporary usage (easement) right (free of charge) under the terms of a contract on the granting of a contractual temporary option- and usage (easement) right (Options- und Nutzungsvereinbarung) regarding certain areas of the real property EZ 87, KG 03324 Sonntagberg as access road for the real property EZ 1387, KG 03324 Sonntagberg; and

38/47 13.2.5 the Target Company has validly discontinued the Target Company's participation in the voestalpine Equity Plan (vis-à-vis the Target Company's works councils and vis- à-vis the voestalpine Group's work foundation) as of the Closing. 13.2.6 No Party shall be obliged to accept any conditions or obligations proposed or imposed by an authority in respect to the fulfillment of the Closing Conditions under Clause 13.2.2 and 13.2.3 that (i) have a significant negative impact on the transaction contemplated herein or (ii) would lead to any requirement to change the operation of the Party's respective business. 13.3 Parties' Obligations 13.3.1 The Parties shall use their reasonable efforts to ensure that the Closing Conditions will be satisfied as soon as possible, including effecting the decisions and circumstances referred to in Clauses 13.2.2 and 13.2.3; the Parties are equally responsible for effecting these decisions and circumstances. Each Party will make available all information necessary for this purpose and the Parties will hold this information in strict confidence. 13.3.2 Purchaser and its Representatives shall at all times keep Seller and its Representatives fully and in a timely manner informed on the status of the filings under Clauses 13.2.2 and 13.2.3 and (subject to confidentiality and competition law restrictions) seek Purchaser's prior consent to all filings and any other material communications with the respective authorities. The Seller is entitled to attend all meetings and discussions with authorities and/or other parties in connection with the fulfillment of the Closing Conditions under Clauses 13.2.2 and 13.2.3; the Purchaser shall inform the Seller reasonably in advance of any such meetings. 13.3.3 If, on the side of a Party, Third Parties are required to participate in the fulfilment of one or more Closing Conditions, the respective Party shall use its reasonable efforts so that such Third Parties involved on its side will provide all necessary information and/or take all necessary actions timely, completely and correctly. 13.3.4 As soon as a Party becomes aware of the satisfaction of a Closing Condition, it shall immediately notify the other Party in writing. 13.4 Right to Rescind 13.4.1 Each Party shall have the right to rescind this Agreement (Rücktritt) if the Closing Conditions have not been satisfied, at the latest, on 30.09.2026 (30 September 2026) ("Long-Stop Date"). In the event a Party culpably frustrates the occurrence of a Closing Condition or culpably causes circumstances which otherwise lead to a right to rescind this Agreement, such Party shall have no right to rescind. 13.4.2 If either Party rescinds this Agreement, this Agreement shall terminate with effect for all Parties, save for this Clause 13.4 (Right to Rescind) and the Clauses 18 (Confidentiality), 19 (Costs and Expenses), 20 (Governing Law and Dispute Resolution) and 22.10 (Notices) of this Agreement.

39/47 13.4.3 Any rescission pursuant to this Clause 13.4 shall be made by written Notice in accordance with Clause 22.10 to the other Party. 13.4.4 In case of a rescission by a Party pursuant to this Clause 13.4 due to a culpable breach by the other Party of its contractual obligations (including any conduct pursuant to the second sentence of Clause 13.4.1 of this Agreement), the Party in such breach shall reimburse the rescinding Party for the Loss, including all costs and expenses incurred by the rescinding Party in connection with the preparation and negotiation of this Agreement as well as in connection with the preparation of Closing. The Party not responsible for the non-fulfilment of a Closing Condition shall also be entitled to claim fulfillment of the respective Closing Condition(s) from the non-fulfilling Party. 13.5 Closing Actions 13.5.1 At Closing, the Parties shall take, or cause to be taken, the following actions in the following order: 13.5.1.1 delivery of written evidence regarding the satisfaction of all Closing Conditions; 13.5.1.2 the Parties confirm that the Release Letter has been delivered to the Purchaser according to Clause 12.1.2; 13.5.1.3 the current members of the advisory board of the Target Company step down; 13.5.1.4 the Purchaser shall pay the Preliminary Purchase Price and the GP-Share Purchase Price to the Seller's Bank Account and provide the Seller with a SWIFT confirmation of such payment and the Seller shall confirm receipt of such payments; 13.5.1.5 the Purchaser shall pay the Treasury Repayment Amount to the account mentioned in the Release Letter and delivery of a SWIFT confirmation of such payment and the Seller shall confirm receipt of such payments; 13.5.2 All of the actions set forth in Clause 13.5.1 shall constitute the Closing hereof and shall be deemed to have occurred simultaneously; non-occurrence of any of the actions set forth in Clause 13.5.1 shall render null and void any other action with the effect that Closing has not occurred unless such action has been waived by the Party to whose benefit it had been provided for, and the Closing will then be deemed consumed as modified by such waiver. 13.5.3 Immediately after Closing, the Parties shall execute a closing memorandum in form and substance corresponding to the draft attached hereto as Exhibit 13.5.3 (the "Closing Memorandum"), confirming that all Closing actions have been completed or waived and that Closing has occurred. 13.5.4 If the foregoing provisions of Clause 13.5.1 are not fully complied with by any of the Parties, (i) the Purchaser, in the case of non-compliance by the Seller, or (ii) the Seller, in the case of non-compliance by the Purchaser, shall only be entitled by

40/47 written Notice to the other Parties to set a new date for the Closing which date shall be at least 5 (five), but not more than 10 (ten) Business Days after receipt of such Notice and claim fulfillment and damages (if any); for such Closing, this Clause 13.5 shall apply accordingly. Any recission right of the Parties due to the non-compliance of the foregoing provisions of Clause 13.5.1 is expressly excluded. 13.5.5 Immediately after Closing Purchaser shall take or cause to be taken the following actions in the following order: 13.5.5.1 the Purchaser shall pass a shareholder's resolution of the Target Company, in which the name of the Target Company is changed to "Kadant Profil GmbH & Co KG" (or a similar name); 13.5.5.2 the Purchaser shall pass a shareholder's resolution of GP-Co, in which the name of GP-Co is changed to "Kadant Profil VerwaltungsGmbH" (or a similar name); 13.5.5.3 an application to the court of commercial register (Firmenbuchgesuch), in which the change of ownership (Gesellschafterwechsel) in the Target Company and GP-Co, the change of the name of the Target Company and the GP-Co pursuant to Clauses 5.1 and 5.2 is declared towards the court of commercial register (Firmenbuchgericht), shall be signed and filed with the commercial register. 14. Use of voestalpine Group's designations 14.1 Immediately after the Closing, the Purchaser shall arrange that the Target Company ceases using "voestalpine", and/or "BÖHLER", and any other similar business designation and any other trademark, design, domains or logo irrespective whether they have been previously or currently used and/or registered by the Target Company or an Affiliate of the Target Company. This also applies to any trademark, design, domains or logo which may be confused with "voestalpine" and/or "BÖHLER" by business partners or customers. 14.2 In no event may the Target Company advertise or hold itself out as "voestalpine" and/or "BÖHLER", a member of voestalpine Group or something similar after the Closing Date. 14.3 The redirection of the emails received under the e-mail addresses currently used by the Target Company to new e-mail addresses and domains, designated by the Purchaser, immediately after Closing shall be governed by the Transitional Service Agreement. 15. Closing Date Accounts The Purchaser shall prepare the Closing Date Accounts in accordance with the Accounting Principles and all material aspects providing a true and fair view of the

41/47 net assets, financial position, cash-flows and results of operations (Vermögens-, Finanz- und Ertragslage) of the Target Company. 16. Access to Information; Books and Records 16.1 The Seller may for any accounting purposes, Tax obligation or any obligation under Legal Provisions of the Seller or any of the Seller’s Affiliates retain a copy of the electronic data of the Target Company including such electronic data for the time period after Closing until the date following Closing on which the monthly accounts of voestalpine Group for the respective month are prepared. 16.2 After the Closing Date, the Purchaser shall and shall procure the Target Company to provide the Seller access during normal business hours to the books and other records of the Target Company and furnish to Seller at the Seller's costs such written documents, data and other information of the Target Company relating to periods prior to the Closing that the Seller reasonably requests in order to meet any accounting, Tax or legal obligations of the Seller or any of the Seller’s Affiliates, in each case provided that the Seller is not already in possession of the respective information as part of the retained copy of the electronic books and records pursuant to Clause 16.1. Any such access shall be conducted upon reasonable advance notice, during normal business hours and so as not to interfere unreasonably with the business operations of the Target Company. 16.3 The Purchaser shall and shall procure the Target Company to keep all books and records (including any electronic files and other electronically stored information) provided by the Seller to Purchaser in connection with the Transaction relating to any period prior to the Closing in accordance with, and during the periods required under Legal Provisions. The Purchaser shall procure that all legal requirements for the maintenance and accessibility of such books and records are complied with. In the event the Purchaser wishes to discard any of such books and records prior to the termination of the period required under Legal Provisions or this Agreement, the Purchaser agrees to give the Seller reasonable written notice prior to transferring, discarding or destroying any of such books or records of the Target Company relating to any matters which may be relevant with respect to any obligation of the Seller under Legal Provisions or this Agreement (in particular to any Tax matter relating to any period prior to the Closing Date) and, if the Purchaser wishes to discard the documents and the Seller so requests, to deliver such books and records to the Seller at the Seller’s cost provided that the Seller is not already in possession of the respective information as part of the retained copy of the electronic books and records pursuant to Clause 16.1. 16.4 To the extent the Seller or any of its Affiliates require original documents to comply with any Legal Provisions, the Purchaser shall and shall procure the Target Company to forward such books and records to the Seller and the Seller shall return them immediately after the reason for the right of inspection no longer applies. The Seller and its Affiliates shall be entitled to retain a copy of any books and records of the Target Company and the Seller may extract a full copy of the electronic books and records. Such books and records and such copies shall only be used (i) to

42/47 monitor compliance with the terms of the Agreement, (ii) in connection with or in preparation of any audits or filings (e.g., tax or customs), (iii) to comply with any Legal Provisions, regulations or professional standards or (iv) to the extent required to fulfill the obligations under this Agreement. 16.5 Any reference to the Target Company in this Clause 16 shall for the purposes of this Clause 16 also refer to voestalpine BÖHLER Profil GmbH. 17. Non-competition 17.1 To protect the goodwill of the Target Company, Seller covenants with Purchaser that, from the Closing Date and for a period of three years thereafter (the “Restricted Period”), Seller and its Affiliates (meaning solely, for the purpose of this Clause 17, direct or indirect subsidiaries controlled by Seller as of the Closing Date) shall not, whether for compensation or without compensation, directly or indirectly, engage in activities primarily directed at competing with the Business of the Target Company in the geographic markets in which the Target Company actively conducts the Business as of the Closing Date (“Competitor”). For clarity and without limiting the foregoing, the following shall not constitute a breach of this Clause: (i) Passive investments by Seller or its Affiliates of up to 5% of any class of securities of any company, whether or not such company is a Competitor. (ii) The continuation of Seller’s or its Affiliates’ existing business activities as of the Signing Date, provided that any trading activities overlapping with the Business remain only a minor part thereof. (iii) Provision of general services, advisory services, or products to third parties (including Competitors), provided such provision of services, advisory services or products is not specifically intended to support a Competitor’s direct competition with the Target Company. (iv) M&A activities, provided that any potential target is only to a minor extent engaged in activities that compete with the Business. (v) Nothing in this Section shall prevent Seller or its Affiliates from trading, offering, or developing their own business in the form and scope in which it exists at the Signing Date. 17.2 During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly solicit the key employees listed in Exhibit 17.2.This restriction shall not apply to: (i) unsolicited approaches initiated by the employee; (ii) general or public job postings; (iii) recruiter outreach not specifically targeting these individuals. 17.3 The Parties acknowledge that the duration of the Restricted Period is necessary because the Seller holds materially relevant know how and confidential information

43/47 relating to the Business, the use of which in competition would significantly disadvantage the Target Company. A three year period is therefore reasonable and appropriate to protect the Purchaser’s legitimate interests and the acquired goodwill. 17.4 Notwithstanding the general rule in Clause 22.9, if any provision of this Clause 17 is held to be void, invalid or unenforceable, such provision shall be ineffective only to the extent of such voidness, invalidity or unenforceability, and only with respect to this Clause 17. The remainder of this Clause 17 shall remain valid and enforceable. The validity of the remaining provisions of this Agreement shall not be affected thereby. 18. Confidentiality 18.1 No Party shall make any press release or similar public announcement with respect to this Agreement or the transaction contemplated hereby other than the press releases and announcements mutually agreed between the Parties in advance of Signing and attached hereto (in the agreed form) as Exhibit 18.1. 18.2 After the dissemination of such press releases, the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement which relates to (i) the existence and/or provisions of this Agreement; or (ii) the negotiations relating to this Agreement, unless (a) the disclosure or use is required by law, any regulatory body or any recognized stock exchange on which the shares of any Party or an Affiliate of such Party are listed; or (b) the disclosure or use is required to vest the full benefit of this Agreement or of any other agreement entered into in connection with this Agreement by any Party; or (c) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing Party; or (d) the disclosure is made to professional advisers of any Party on terms that such professional advisers undertake to comply with the provisions of this Clause 18.2 in respect of such information as if they were a party to this Agreement; or (e) the other Party has given prior written consent to the disclosure or use. 19. Costs and Expenses 19.1 Each Party shall be responsible for and bear its own costs and expenses incurred in connection with the preparation, conclusion and consummation of this Agreement and the transactions contemplated thereby, including without limitation the costs and expenses of its advisors, in particular attorneys' fees, auditors' fees, as well as fees of financial advisors, if any. 19.2 All costs, duties, transfer taxes and fees resulting from or in connection with the execution of this Agreement (including its Exhibits), including, but not limited to real estate transfer tax (RETT), registration fee and notarial fees (excluding (if applicable) fees for the storage of the USB), the costs in connection with obtaining the FDI and

44/47 the permit under the Lower Austrian Land Transfer Act (NÖ Grundverkehrsgesetz) shall be borne by the Purchaser, except for any cost for counsel of the Seller. 20. Governing Law and Dispute Resolution 20.1 This Agreement shall be governed by and construed in accordance with the laws of Austria with the exception of (i) the UN Sales Convention and (ii) the conflict of law rules of Austrian private international law. 20.2 The Parties irrevocably submit to the exclusive jurisdiction of the International Court of Arbitration of the International Chamber of Commerce, in respect of any claim, dispute or difference arising out of or in connection with this Agreement. All claims, disputes or differences arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in English language by three arbitrators appointed in accordance with the said rules of arbitration. The place of arbitration shall be Vienna, Austria. 21. Land Transfer (Ausländergrunderwerb) The Purchaser's executive bodies declare under oath that the Purchaser's registered office is located in Hegelgasse 13, 1010 Vienna (Austria). 22. Final Provisions 22.1 Subject to the occurrence of Closing, each of the Parties shall from time to time execute such documents and perform such acts as any Party may reasonably require to transfer the Share and the GP-Share to the Purchaser and to give each Party the full benefit of this Agreement. 22.2 This Agreement has been drawn up in English and the English language shall therefore be the governing language. Subject to Clause 1.2.5 any translations are for convenience only and shall thus not be authoritative for the interpretation of this Agreement. 22.3 This Agreement is entered into in the form of a notarial deed the original of which remains with the notary public. Any number of official copies of this notarial deed may be given to each Party hereto. The Party requesting a copy shall bear and pay all costs and expenses associated with such request. 22.4 This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. Amendments or supplements to, or cancellation of, this Agreement, including any amendment to this Clause 22.4, must be made in writing, unless mandatory Legal Provisions require a stricter form (e.g., a notarial deed). 22.5 This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. The Seller shall be entitled to

45/47 assign its rights and obligations out of or in connection with this Agreement, respectively its contractual position hereunder (Vertragsübernahme) to any Affiliate of the Seller, provided that the Seller remains liable for any claims under the Agreement (as well as any Taxes (incl. stamp duties) triggered by the assignment), or provides other forms of security for such claims, if requested by the Purchaser. Other than that, this Agreement may not be assigned by either Party without the prior written consent of the other Party. 22.6 The Purchaser waives and relinquishes any right of set-off or counterclaim, deduction or retention or other right to refuse performance which the Purchaser might otherwise have out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise. 22.7 The Purchaser shall not be entitled to recover more than once in respect of the same Loss including without limitation the recovery of a Loss as a Warranty Claim, a Tax Indemnity, a Costumer Warranty Claim, a claim under the voestalpine Equity Plan Indemnity and a Variable Employment Payment Indemnity Claim or if and to the extent the respective risk, matter or circumstance leading to or causing the Loss was reflected in the Closing Date Accounts (no double dipping). 22.8 The failure of any Party to enforce or to exercise, at any time or for any period of time any term of or any right or remedy arising pursuant to or under this Agreement shall not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Party's right to enforce or exercise it later, provided that such right is not time barred or precluded. Any waiver to this effect must be explicitly in writing. 22.9 If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form a part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected. The illegal, invalid or unenforceable provision, in whole or in part, shall be replaced by such valid and enforceable provision which corresponds to the original intention and purpose of the illegal, invalid or unenforceable provision. 22.10 Any information, notification or statement made by a Party to the other Party in connection with this Agreement ("Notice") shall be made by registered letter (with acknowledgment of receipt) with an e-mail in advance only serving to speed up the information process. Each such communication shall be sent to the following postal addresses and e-mail addresses, unless the respective Party has validly notified other addresses: (i) any Notice to the Seller shall be addressed as follows: voestalpine High Performance Metals GmbH Attn: Dr. Sabine Kelmayr-Tippow Donau-City-Straße 7 1220 Vienna

46/47 E: sabine.kelmayr@voestalpine.com with copy (which shall not constitute Notice) to: Barnert Egermann Illigasch Rechtsanwälte GmbH Attn: Michael Barnert Rosenbursenstrasse 2 1010 Vienna, Austria E: barnert@beira.at (ii) any Notice to the Purchaser shall be addressed as follows: Kadant Holdings GmbH Attn: Ms Stacy Krause Hegelgasse 13 1010 Vienna E: stacy.krause@kadant.com with copy (which shall not constitute Notice) to: Wolf Theiss Rechtsanwälte GmbH & Co KG Attn: Christian Mikosch Schubertring 6 1010 Vienna, Austria E: christian.mikosch@wolftheiss.com _____________________________________________ voestalpine High Performance Metals GmbH _____________________________________________ Kadant Holdings GmbH _____________________________________________ voestalpine High Performance Metals GmbH /s/ Reinhard Nöbauer, acting as Managing Director /s/ Sabine Kelmayr-Tippow, acting as Authorised Signatory /s/ Christian Mikosch, acting as Attorney-in-Fact _____________________________________________ Notary /s/ Phillip Nierlich

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